UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2014

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32185	36-3953261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road

Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

The information under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 31, 2014, Inland Real Estate Corporation (the “Company”) entered into a Second Amendment (the "Term Loan Amendment") to its Second Amended and Restated Term Loan Agreement dated as of August 21, 2012, (as amended and modified the “Term Loan Agreement”) and a Second Amendment (the "Credit Facility Amendment," and together with the Term Loan Amendment, the “Amendments”) to its Fifth Amended and Restated Credit Agreement dated as of August 21, 2012, (as amended and modified the “Credit Facility,” and together with the Term Loan Agreement, the "Credit Agreements").

The Term Loan Amendment increased the outstanding balance from $180 million to $200 million, which increase will be paid as an Advance to the Company, and extended the maturity date by one year, to July 2019. The Credit Facility Amendment increased the maximum commitment of the bank group from $180 million to $275 million and extended the maturity date by one year to July 2018.

As provided in Schedule 8 in the Amendments, the Company generally may borrow under the Credit Agreements at rates of interest that include a base rate applicable to any particular borrowing plus a graduated spread that varies with the Company's leverage ratio. Certain of the spreads applicable to particular leverage ratios have been decreased by the Amendments.

Also as provided in Schedule 8 in the Amendments, if the Company obtains an investment grade rating from at least two of Moody's, Fitch and S&P, the applicable margins thereafter potentially will decrease and will vary from time to time by reference to the type of advance (ABR or LIBOR) and the then-current credit ratings of the Company rather than the Company's leverage ratio. The Amendments decrease the applicable margins that correspond to certain credit ratings.

The quarterly unfunded commitment fee payable by the Company has been reduced by the Credit Facility Amendment to an amount equal to the unfunded commitment under the Credit Facility (calculated on a daily basis) multiplied by 0.25% per annum, if less than 50% of the commitment is funded, and 0.15%, if more than 50% of the commitment is funded. These fees used to be 0.30% and 0.25% of the unfunded commitment, respectively.

The term "Implied Debt Service," has been deleted and replaced by the term "Unencumbered Annualized Interest," which is defined as the greater of (a) actual incurred interest expense on Unsecured Indebtedness for the last four (4) fiscal quarters of the Borrower for which financial results have been reported, or (b) an amount equal to the product of (i) the outstanding amount of Unsecured Indebtedness as of such date and (ii) six percent (6%).

Certain covenants and the definitions of certain terms in the Credit Agreements have been revised in the Amendments, some of which revisions are summarized in the tables below:

Defined Term Under the Applicable Credit Agreement	Percentage Rate Before Amendments	Percentage Rate After Amendments
“Capitalization Rate”	7.25%	7.00%

Defined Term Under the Applicable Credit Agreement	Amount Before Amendments	Amount After Amendments
“Consolidated Net Worth”	$750,000,000	$850,000,000
“Unencumbered Asset Value”	$500,000,000	$600,000,000
"Adjusted Unencumbered NOI"	1.5x Implied Debt Service	1.75x Unencumbered Annualized Interest

The information set forth above does not purport to be complete in scope and is qualified in its entirety by the full text of the Amendments, which are attached to this current report as exhibits 10.1 and 10.2, respectively and incorporated into this Item 2.03 by reference.

Item 9.01               Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired:  N/A

(b)           Pro Forma Financial Information:  N/A

(c)           Shell company transactions:  N/A

(d)           Exhibits:

Exhibit No.	Description

10.1
Second Amendment, dated as of July 31, 2014, to Second Amended and Restated Term Loan Agreement by and among Inland Real Estate Corporation, KeyBank National Association individually and as Administrative Agent, and the Lenders and other parties thereto.

10.2
Second Amendment, dated as of July 31, 2014, to Fifth Amended and Restated Credit Agreement by and among Inland Real Estate Corporation, KeyBank National Association, individually and as Administrative Agent, and the Lenders and other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

Date: August 6, 2014	By:	/s/ Mark E. Zalatoris
	Name:	Mark E. Zalatoris
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Second Amendment, dated as of July 31, 2014, to Second Amended and Restated Term Loan Agreement by and among Inland Real Estate Corporation, KeyBank National Association individually and as Administrative Agent, and the Lenders and other parties thereto.

10.2
Second Amendment, dated as of July 31, 2014, to Fifth Amended and Restated Credit Agreement by and among Inland Real Estate Corporation, KeyBank National Association, individually and as Administrative Agent, and the Lenders and other parties thereto.